Exhibit n1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No.4 to Registration Statement No. 333-146944 on Form N-2 of our report dated December 17, 2009, relating to the financial statements and financial highlights of Calamos Global Total Return Fund, appearing in the Annual Report on Form N-CSR for the year ended October 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 5, 2010